Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.
Registration Statement (Form F-3 Nos. 333-265546 and 333-269450) of VectivBio Holding AG.

2.
Registration Statement (Form S-8 No. 333-255524) pertaining to the 2021 Equity Incentive Plan, 2021 Employee Share Purchase Plan, 2020 Equity Incentive Plan and the 2019 Equity Incentive Plan.

3.
Registration Statement (Form S-8 No. 333-269451) pertaining to the 2021 Equity Incentive Plan as amended by the Amendment No. 1 to 2021 Equity Incentive Plan.

of our report dated April 18, 2023, with respect to the consolidated financial statements of VectivBio Holding AG included in this Annual Report (Form 20-F) of VectivBio Holding AG for the year ended December 31, 2022.

/s/ Ernst & Young AG

Basel, Switzerland

April 19, 2023